UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

PENN VIRGINIA CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PENN VIRGINIA CORPORATION

Three Radnor Corporate Center

Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Penn Virginia Corporation (the “Company”) to be held at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania on Tuesday, May 2, 2006, at 10:00 a.m., prevailing time, to consider and act on the following matters:

1.	The election of ten directors, each to serve until the next Annual Meeting of Shareholders, or until their respective successors are duly elected and qualified; and

2.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 6, 2006 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

A majority of the issued and outstanding shares of Common Stock of the Company must be represented at the meeting to constitute a quorum. Therefore, all shareholders are urged to attend the meeting or to be represented by proxy.

A copy of the Company’s Annual Report for the year ended December 31, 2005 is being mailed to shareholders together with this Notice.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the accompanying envelope or vote your proxy using the Internet. If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before the voting at the Annual Meeting.

By Order of the Board of Directors

Nancy M. Snyder
Corporate Secretary

Radnor, Pennsylvania

April 3, 2006

PENN VIRGINIA CORPORATION

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held on May 2, 2006

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy are being furnished to shareholders of Penn Virginia Corporation (the “Company”) in connection with the solicitation by or on behalf of the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m., prevailing time, on May 2, 2006 and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania. This Proxy Statement and the accompanying proxy are first being mailed on or about April 3, 2006. The Company’s principal executive offices are located at Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Record Date and Voting Rights

Only shareholders of record at the close of business on March 6, 2006 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 18,644,728 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), and there were 594 record holders of Common Stock.

Holders of Common Stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting or any adjournments.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for all matters considered at the meeting. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting. Directors are elected by a plurality of the votes cast by holders of Common Stock at a meeting at which a quorum is present. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast in the election of directors. Cumulative voting rights do not exist with respect to the election of directors.

Voting of Proxy

All shareholders, regardless of whether they expect to attend the Annual Meeting in person, are requested to vote. Shareholders can vote by proxy via the Internet. Instructions for using this service are provided on the proxy card. Shareholders can also vote by marking their votes on the proxy card and dating, signing and promptly returning the proxy card in the accompanying envelope.

Below are instructions for the voting of shares, as well as information on shareholders’ rights as they relate to voting. Some of the instructions differ depending on how the Common Stock is held by the shareholder.

Shares held in “street name.”    Shareholders holding their shares in “street name” should vote their shares in the method directed by their broker or other nominee.

Shareholders attending the meeting and voting in person.    Voting instructions for shareholders planning to attend the Annual Meeting and vote in person are dependent upon the manner in which the shares are held by such shareholder:

1.	If the shares are registered in a shareholder’s name, the shareholder should check the appropriate box on the enclosed proxy card and bring evidence of stock ownership to the Annual Meeting. The proxy card and the evidence of the shareholder’s stock ownership will serve as the shareholder’s authorization to vote in person at the Annual Meeting.

2.	If the shares are registered in the name of a shareholder’s broker or other nominee, the shareholder should ask his broker to provide the shareholder with a broker’s proxy card in the shareholder’s name (which will allow the shareholder to vote his shares in person at the Annual Meeting). The shareholder must also provide evidence of the shareholder’s ownership as provided to the shareholder by the broker.

The two officers of the Company designated as proxies to vote shares at the Annual Meeting will vote in accordance with the instructions on the returned proxy card or as indicated on the Internet. If no specific voting instructions are given with respect to the matters to be voted upon, the shares represented by each signed proxy will be voted FOR the election of each of the nominees to the Company’s Board of Directors. Management does not expect any matters other than this to be presented for action at the Annual Meeting.

Revocability of Proxy

If a shareholder’s shares are registered in such shareholder’s name, the shareholder may revoke his proxy at any time before it is exercised by following the appropriate instruction on the proxy card if the shareholder voted via the Internet. If the shareholder voted by returning a completed proxy card, he may revoke his proxy at any time before it is exercised by (i) filing with the Secretary of the Company a written revocation before the proxy is voted, (ii) submitting to the Company before the taking of the vote a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting the shares subject to such proxy by written ballot at the Annual Meeting. Any shareholder may attend the Annual Meeting and vote in person whether or not a proxy was previously submitted. Attendance at the Annual Meeting will not, in and of itself, constitute the revocation of a proxy.

If a shareholder’s shares are held in “street name,” such shareholder must contact his broker to revoke the proxy.

Written notices to the Company must be addressed to Secretary, Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087. No revocation by written notice shall be effective unless such notice has been received by the Secretary of the Company prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

Proxy Solicitation

The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some officers and employees of the Company may solicit proxies personally, by telephone or by mail and will not be additionally compensated therefor.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Unless otherwise indicated, the following table sets forth, as of March 6, 2006, the amount and percentage of the Company’s outstanding shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owners	Shares Beneficially Owned (1)		Percent of Class (2)
5% Holders (3):
Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,504,761		13.4%

The PNC Financial Services Group, Inc. One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222-2707	1,816,364		9.7%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,784,420	(4)	9.6%
Directors:
Joe N. Averett, Jr.	3,404	(5)	—
Edward B. Cloues, II	28,263	(6)	—
A. James Dearlove	170,853	(7)	—
Robert Garrett	10,883	(8)	—
Keith D. Horton	43,499	(9)	—
Steven W. Krablin	3,313	(10)	—
Merrill A. Miller, Jr.	242	(11)	—
Marsha R. Perelman	52,604	(12)	—
Philippe van Marcke de Lummen	363	(13)	—
Gary K. Wright	8,601	(14)	—
Executive Officers:
Frank A. Pici	89,534	(15)	—
Nancy M. Snyder	63,613	(16)	—
H. Baird Whitehead	75,217	(17)	—
All directors and executive officers as a group (14 persons)	561,276	(18)	3.0%

(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has sole power to vote and dispose of such shares. Shares owned by directors and executive officers include all options that are exercisable by the named holder prior to May 5, 2006.
(2)	Based on 18,644,728 shares of Common Stock issued and outstanding on March 6, 2006. Unless otherwise indicated, beneficial ownership is less than 1% of the Company’s Common Stock.
(3)	All such information is based on information furnished to the Company by the respective shareholders or contained in filings submitted to the Securities and Exchange Commission (the “SEC”), such as Schedules 13D and 13G.
(4)	These shares are owned by various individual and institutional investors to which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(5)	Includes 2,404 deferred common stock units. See “Election of Directors—Compensation of Directors” for a description of a “deferred common stock unit.”
(6)	Includes options to purchase 21,200 shares; and 2,313 deferred common stock units.
(7)	Includes options to purchase 101,967 shares; 4,731 shares of restricted stock; and 40,335 shares held in Mr. Dearlove’s deferred compensation account.
(8)	Includes options to purchase 800 shares; 7,362 shares held in Mr. Garrett’s Keogh account; and 2,313 deferred common stock units.
(9)	Includes options to purchase 17,000 shares; and 26,099 shares held in Mr. Horton’s deferred compensation account.
(10)	Includes 2,313 deferred common stock units.
(11)	Reflects 242 deferred common stock units.
(12)	Includes options to purchase 400 shares; 215 shares held in Ms. Perelman’s directors’ deferred compensation account; and 2,333 deferred common stock units.
(13)	Reflects 363 deferred common stock units.
(14)	Includes options to purchase 5,400 shares; 888 shares held in Mr. Wright’s directors’ deferred compensation account; and 2,313 deferred common stock units.
(15)	Includes options to purchase 86,200 shares; 1,426 shares of restricted stock; and 1,908 shares held in Mr. Pici’s deferred compensation account.
(16)	Includes options to purchase 47,867 shares; 115 shares held by Ms. Snyder as custodian for a minor child; and 14,731 shares held in Ms. Snyder’s deferred compensation account.
(17)	Includes options to purchase 61,333 shares; 7,285 shares of restricted stock; and 4,599 shares held in Mr. Whitehead’s deferred compensation account.
(18)	Includes options to purchase 352,500 shares; 13,442 shares of restricted stock; 1,103 shares held in directors’ deferred compensation accounts; 14,594 deferred common stock units; 115 shares held by Ms. Snyder as custodian for a minor child; and 88,226 shares held in the deferred compensation accounts of executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and beneficial owners of more than ten percent of the Company’s Common Stock to file, by a specified date, reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of such reports to the Company. The Company believes that all such filings were made on a timely basis in 2005.

ELECTION OF DIRECTORS

Ten directors have been nominated by the Board for election at the Annual Meeting, all of whom are current directors of the Company. The ten directors nominated by the Board for election at the 2006 Annual Meeting are: Joe N. Averett, Jr., Edward B. Cloues, II, A. James Dearlove, Robert Garrett, Keith D. Horton, Steven W. Krablin, Merrill A. Miller, Jr., Marsha R. Perelman, Philippe van Marcke de Lummen and Gary K. Wright. The nominees, if elected, will serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Although all nominees currently intend to serve on the Board, if any nominee should decline or be unable to serve, the Board will, if practicable, designate a substitute nominee. The Company has no reason to believe that any nominee will decline or be unable to serve.

The Board of Directors Recommends Shareholders

Vote FOR the Election of the Ten Nominees

Information Regarding Nominees for Election as Director

Set forth below is information regarding the age, positions and offices held with the Company, business experience during at least the past fifteen years and other directorships held by each nominee for director:

Age, Position with the Company, Business Experience During at Least the Past Fifteen Years and Other Directorships	Director of the Company Since

Joe N. Averett, Jr., age 63

President and Chief Executive Officer, Crystal Gas Storage, Inc., natural gas storage and transportation and oil and natural gas exploration and production (1985 to 2003); Senior Vice President and Chief Financial Officer, P&O Falco, Inc., crude oil gathering and oil and natural gas exploration and production (1982 to 1985); Senior Vice President and Chief Financial Officer, Langham Petroleum Corporation, oil and natural gas exploration and production (1980 to 1982); Independent Trustee and a Director of Hibernia Mutual Funds (2001 to present).

2004(4)

Edward B. Cloues, II, age 58

Chairman of the Board and Chief Executive Officer of K-Tron International, Inc., provider of material handling equipment and systems (January 1998 to present); Partner of Morgan, Lewis & Bockius LLP, international law firm (October 1979 to January 1998); Non-executive Chairman of the Board of AMREP Corporation and a Director of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P.

2001(2)(3)
A. James Dearlove, age 58 President and Chief Executive Officer of the Company (May 1996 to present); Chief Executive Officer of Penn Virginia Resource GP, LLC (July 2001 to present); President and Chief Operating Officer of the Company (1994 to May 1996); Senior Vice President of the Company (1992 to 1994); Vice President of the Company (1986 to 1992); Chairman of the Board of Penn Virginia Resource GP, LLC; Director of the National Council of Coal Lessors.	1996

Robert Garrett, age 69

Non-executive Chairman of the Company’s Board of Directors (March 2000 to present); Founder and Managing Director of AdMedia Partners, Inc., investment banking firm serving media, advertising and marketing services businesses (2005 to present); President of AdMedia Partners, Inc. (1990 to 2005); President of Robert Garrett & Sons, Inc., private investing and financial advisory company (1986 to present).

1997(1)(2)

Age, Position with the Company, Business Experience During at Least the Past Fifteen Years and Other Directorships	Director of the Company Since

Keith D. Horton, age 52

Executive Vice President of the Company (December 2000 to present); President and Chief Operating Officer of Penn Virginia Resource GP, LLC (July 2001 to present); President of Penn Virginia Operating Co., LLC (September 2001 to present); Vice President—Eastern Operations of the Company (February 1999 to December 2000); Vice President of the Company (February 1996 to February 1999); President of Penn Virginia Coal Company (February 1996 to October 2001); Vice President of Penn Virginia Coal Company (March 1994 to February 1996); Vice President (January 1990 to December 1998) and Manager, Coal Operations (July 1982 to December 1989) of Penn Virginia Resources Corporation; Director of the Virginia Mining Association, the Powell River Project and the Eastern Coal Council.

2000

Steven W. Krablin, age 55

Private investor (2005 to 2006); Senior Vice President and Chief Financial Officer, National Oilwell, Inc., provider of drilling equipment and other goods and services to the oil and gas industry (1996 to 2005); Vice President and Chief Financial Officer, Enterra Corporation, provider of rental and fishing tools to the oil and gas industry (1986 to 1996); Senior Vice President and Chief Financial Officer, Regal International, Inc., supplier of elastomer products to the oil and gas industry (1982 to 1986); Director of Hornbeck Offshore Services, Inc. (August 2005 to present); Director of Royal Oaks Bank (2001 to present).

2004(1)(3)

Merrill A. Miller, Jr., age 55

Chairman, President and Chief Executive Officer, National Oilwell Varco, Inc., design, manufacture and sale of oil and gas drilling equipment and components (2005 to present); Chairman of the Board, National-Oilwell, Inc. (2002 to 2005); President and Chief Executive Officer, National-Oilwell, Inc. (2001 to 2005); President and Chief Operating Officer, National-Oilwell, Inc. (2000 to 2005); President, Products and Technology Group, National-Oilwell, Inc. (1997 to 2000); Vice President of Marketing, Drilling Systems, National-Oilwell, Inc. (1996 to 1997); President, Anadarko Drilling Company, oil and gas drilling (1995 to 1996); various senior management positions, including Vice President, U.S. Operations, Helmerich & Payne International Drilling Company, oil and gas drilling (1980 to 1995).

2006

Marsha R. Perelman, age 55

Founder and Chief Executive Officer of Woodforde Management, Inc., holding company (1993 to present); co-founder and President of Clearfield Ohio Holdings, Inc., gas gathering and distribution (1983 to 1990); co-founder and Vice President of Clearfield Energy, Inc., crude oil gathering and distribution (1983 to 1990); Vice President, Penn Central Energy Group of the Penn Central Corporation, oil field services (1980 to 1983); Director of Penn Virginia Resource GP, LLC.

1998(1)(3)(4)

Philippe van Marcke de Lummen, age 62

Advisor to Cheniere Energy, Inc. (2005 to present); private consultant (2004 to present); Chairman, Tractebel LNG Trading S.A., global energy and services business (2002 to 2004); Chief Executive Officer, Tractebel LNG Ltd. (London) (2001 to 2002); Executive Vice President, President of Strategy Committee and Head of Merger and Acquisitions, Tractebel North America, Inc. (1999 to 2001); Founder and Chief Executive Officer, Tractebel Energy Marketing, Inc. (1996 to 1999); President of American Tractebel Corporation (1990 to 1996); Vice President of American Tractebel Corporation (1984 to 1990); Director and Secretary of Universitas, Ltd. (1995 to present).

2006

Age, Position with the Company, Business Experience During at Least the Past Fifteen Years and Other Directorships	Director of the Company Since

Gary K. Wright, age 61

President of LNB Energy Advisors (2003 to 2004), provider of bank credit facilities and strategic advice to small to mid-sized oil and gas producers; independent consultant to energy industry (2001 to 2003); North American Credit Deputy (1998 to 2001) and Managing Director and Senior Client Manager in the Southwest (1992 to 1998) for the Global Oil and Gas Group of Chase Manhattan Bank; Manager of the Chemical Bank Worldwide Energy Group (1990 to 1992); Manager of Corporate Banking (1987 to 1990) and Manager of the Energy Group (1982 to 1987) of Texas Commerce Bank.

2003(2)(3)(4)

(1)	Member of the Nominating and Governance Committee
(2)	Member of the Compensation and Benefits Committee
(3)	Member of the Audit Committee
(4)	Member of the Oil and Gas Committee

Additional Information About the Board of Directors and Committees

Messrs. Cloues, Garrett, Krablin, Miller, van Marcke and Wright and Ms. Perelman are “independent directors,” as defined by New York Stock Exchange Listing Standards and SEC rules and regulations (“Independent Directors”). The Board has determined that none of the Independent Directors have any relationship with the Company other than as a director of the Company or its affiliate, Penn Virginia Resource GP, LLC (the “General Partner”), the general partner of Penn Virginia Resource Partners, L.P. (the “Partnership”). See “Certain Relationships and Related Transactions.” Mr. Averett, a non-employee director who joined the Board in December 2004, has a son-in-law who is a partner of KPMG LLP (“KPMG”), the Company’s independent registered public accountants. Mr. Averett’s son-in-law participates in KPMG’s risk advisory service practice and not in KPMG’s audit, assurance or tax compliance practice. He has never shared a residence with Mr. Averett and, in fact, resided in London and worked in KPMG’s London office from March 2001 to April 2005 and, prior to that, worked in KPMG’s Sydney, Australia office. Moreover, not only has Mr. Averett’s son-in-law never worked on PVA’s audit or any other PVA matter with KPMG, but he has never worked with any KPMG energy industry client. Rather, his area of expertise is with clients in the communications and technology industry. Mr. Averett’s son-in-law relocated to California in April 2005 where he serves KPMG’s communications and technology industry clients from KPMG’s San Francisco and Mountain View offices. Mr. Averett has over 35 years experience in the energy industry and was recommended to the Board as a director by the Board’s completely independent Nominating and Governance Committee after each member had met with him personally and based on his experience, character, judgment and other qualities described in the Company’s Governance Principles. Notwithstanding these circumstances, under the New York Stock Exchange’s “bright-line” independence test, Mr. Averett is assumed not to be independent as a result of his son-in-law’s relationship with KPMG.

The Company’s non-employee directors meet during regularly scheduled executive sessions without management as well as during meetings which are scheduled on an as needed basis. The Independent Directors also meet in executive sessions on an as needed basis and at least annually. Robert Garrett, Chairman of the Board and an Independent Director, presides over executive sessions. Shareholders and other interested parties may communicate any concerns they have regarding the Company by contacting Mr. Garrett in writing c/o Secretary, Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087.

The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee, an Audit Committee and an Oil and Gas Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board of Directors. Copies of the committees’ charters are available on the Company’s website at http://www.pennvirginia.com or in print upon request to the Secretary of the Company, Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor,

Pennsylvania 19087. The Board of Directors held seven meetings in 2005. During fiscal year 2005, each director attended at least 75% of the aggregate of all meetings of the Board and committees of the Board on which he or she served. The Company’s informal policy is for all directors to attend shareholder meetings. All directors serving on the Board on May 3, 2005 attended the Company’s Annual Meeting of Shareholders held on that date.

The Nominating and Governance Committee.    Messrs. Garrett and Krablin and Ms. Perelman are the members of the Nominating and Governance Committee, and each such member is an Independent Director. The Nominating and Governance Committee seeks, identifies and evaluates individuals who are qualified to become Board members and recommends candidates to fill vacancies on the Board as such vacancies occur, as well as the slate of nominees for election as directors by the shareholders at each Annual Meeting of Shareholders. The Committee will consider nominees recommended by shareholders. See “Shareholder Proposals” for a description of the procedures to be followed in making such a recommendation. The Committee selects individuals as director nominees based on such individuals’ professional, business and industry experience, ability to contribute to some aspect of the Company’s business and willingness to commit the time and effort required of a director of the Company. Director nominees must also possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The Committee also recommends to the Board the individual to serve as Chairman of the Board. Additionally, the Committee assists the Board in implementing the Company’s Corporate Governance Principles, confirms that the Compensation and Benefits Committee evaluates senior management, oversees Board self evaluation through an annual review of Board and committee performance and assists the non-employee directors in establishing succession policies in the event of an emergency or retirement of the Company’s Chief Executive Officer (the “CEO”). A copy of the Company’s Corporate Governance Principles is available on the Company’s website at http://www.pennvirginia.com or in print upon request to the Secretary of the Company, Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087. The Committee also obtains advice and assistance from outside director search firms as it deems necessary to carry out its duties. The Nominating and Governance Committee met three times in 2005.

The Compensation and Benefits Committee.    Messrs. Cloues, Garrett and Wright are the members of the Compensation and Benefits Committee, and each such member is an Independent Director. The Compensation and Benefits Committee reviews and approves corporate goals and objectives regarding CEO compensation, evaluates the CEO’s performance in light of those goals, objectives and other relevant factors and, after discussion between the Committee or its Chairperson and the Compensation and Benefits Committee of the General Partner (the “GP Committee”), sets the short and long-term compensation for the CEO. The Committee also sets the short and long-term compensation for other executive officers of the Company, including, after discussions with the GP Committee, those executive officers who render services to both the Company and the Partnership. See “Executive Compensation.” The Committee periodically reviews and makes recommendations or decisions regarding the Company’s incentive compensation and equity-based plans, provides oversight with respect to the Company’s other employee benefit plans and reports its decisions and recommendations with respect to such plans to the Board. The Committee also reviews and makes recommendations to the Board regarding the Company’s director compensation policy. The Committee also obtains advice and assistance from outside compensation consultants and other advisors as it deems necessary to carry out its duties. The Compensation and Benefits Committee met five times in 2005.

The Audit Committee.    Messrs. Cloues, Krablin and Wright and Ms. Perelman are the members of the Audit Committee, and each such member is an Independent Director. Steven W. Krablin is an audit committee financial expert as defined by Section 407 of the Sarbanes Oxley Act of 2002. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of the Company’s independent registered public accountants, and oversees the work, internal quality-control procedures and independence of the independent registered public accountants. The Committee discusses with management and the independent registered public accountants the Company’s annual audited and quarterly unaudited financial statements and recommends to the Board that the Company’s annual audited financial statements be included in its Annual Report on Form 10-K. The Committee also discusses with management earnings press releases and guidance provided to analysts. The Committee appoints, replaces, dismisses and, after consulting with management, establishes the compensation of the Company’s internal audit manager. The Committee also provides oversight with respect to business risk matters, compliance with ethics policies and the Company’s compliance with legal and regulatory requirements. The Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Committee obtains advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee met nine times in 2005.

The Oil and Gas Committee.    Messrs. Averett and Wright and Ms. Perelman are the members of the Oil and Gas Committee, and each such member is a non-employee director and a majority of such members are Independent Directors. The Oil and Gas Committee reviews and assesses certain management proposed oil and gas acquisitions and dispositions and, following completion of the Company’s due diligence and/or economic analyses, recommends to the Board whether such acquisitions and dispositions should be consummated. The Oil and Gas Committee met twice in 2005.

Compensation of Directors

Each non-employee director, other than the Chairman of the Board, receives an annual retainer of $110,000, consisting of $20,000 of cash and $90,000 worth of deferred common stock units. The actual number of deferred common stock units awarded in any given year is based upon the fair market value of the Common Stock on the date on which such award is granted. Each deferred common stock unit represents one share of Common Stock, which vests immediately upon issuance and is available to the holder upon termination or retirement from the Board. The Chairperson of the Audit Committee receives an annual cash retainer of $15,000, and each Audit Committee member receives an annual cash retainer of $10,000. The Chairpersons of all other Committees receive annual cash retainers of $2,500. In addition to annual retainers, each non-employee director other than the Chairman of the Board receives $1,000 cash for each Board of Directors and Committee meeting he or she attends. Directors appointed during a year, or who cease to be directors during a year, receive a pro rata portion of cash and deferred common stock units.

The Chairman of the Board receives monthly cash payments of $7,500 and an annual grant of $90,000 worth of deferred common stock units. He does not receive meeting fees.

Directors, including the Chairman of the Board, may elect to receive any cash payments in Common Stock or deferred common stock units, and may elect to defer the receipt of any cash or shares of Common Stock they receive under the Company’s Non-Employee Directors Deferred Compensation Plan.

Non-Employee Directors Deferred Compensation Plan

The Company has adopted the Penn Virginia Corporation Non-Employee Directors Deferred Compensation Plan. The non-employee deferred compensation plan permits the non-employee directors of the Company to defer the receipt of any or all cash and shares of Common Stock they receive as compensation. All deferrals, and any distributions with respect to deferred shares of Common Stock, are credited to a deferred compensation account, the cash portion of which is credited quarterly with interest calculated at the prime rate. The non-employee directors of the Company are fully vested at all times in any cash or deferred shares of Common Stock credited to their deferred compensation accounts. Amounts held in a non-employee director’s deferred compensation account will be distributed to the director on the January 1st following the earlier to occur of the director reaching age 70 or the resignation or removal of the director from the Board. Upon the death of a non-employee director, all amounts held in the deferred compensation account of the non-employee director will be distributed to the director’s estate.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company. A copy of the Code of Business Conduct and Ethics can be obtained from the Company’s Internet web site at http://www.pennvirginia.com or in print upon request to the Secretary of the Company, Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087, without charge.

NYSE Corporate Governance Listing Standards

As the Chief Executive Officer of Penn Virginia Corporation, I hereby certify that, as March 31, 2006, I am not aware of any violation by the Company of the New York Stock Exchange’s Corporate Governance Listing Standards.

A. James Dearlove

AUDIT COMMITTEE REPORT

Under the rules established by the SEC, the Company is required to provide certain information about the Company’s independent registered public accountants and the Company’s financial statements for its most recently ended fiscal year. The Audit Committee of the Board is furnishing this report in fulfillment of the SEC’s requirements.

As discussed above under the heading “The Audit Committee,” the responsibilities of the Audit Committee include recommending that the Company’s financial statements be included in its annual report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for fiscal year 2005. First, the Audit Committee discussed with KPMG, the Company’s independent registered public accountants for fiscal year 2005, those matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including information regarding the scope and results of the audit. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process. Second, the Audit Committee discussed with KPMG its independence and received from KPMG a letter concerning independence as required under applicable independence standards for auditors of public companies by Independence Standards Board Standard No. 1. This discussion and disclosure assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with the Company’s management and KPMG the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005. Through its discussions with KPMG and management, including discussions with KPMG regarding the scope and results of the audit and KPMG’s independence, discussions with KPMG and management regarding the financial statements and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2005 Annual Report on Form 10-K to be filed with the SEC.

Audit Committee

Gary K. Wright (Chairperson)

Edward B. Cloues, II

Steven W. Krablin

Marsha R. Perelman

EXECUTIVE COMPENSATION

Executive Officers

Set forth below is information regarding the age, positions and offices held with the Company and business experience of each executive officer of the Company.

Age, Position with the Company, Business Experience	Officer of the Company Since
A. James Dearlove (see page five)	1977

H. Baird Whitehead, age 55

Mr. Whitehead has served as Executive Vice President of the Company since January 2001 and as President of Penn Virginia Oil & Gas Corporation since January 2001. Prior to joining the Company, Mr. Whitehead served in various positions with Cabot Oil & Gas Corporation (“Cabot”). From 1998 to 2001, Mr. Whitehead served as Senior Vice President during which time he oversaw Cabot’s drilling, production and exploration activity in the Appalachia, Rocky Mountains, Mid-Continent and Texas and Louisiana Gulf Coast areas. From 1992 to 1998, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Appalachian business. From 1989 to 1992, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Anadarko business unit. From 1972 to 1987, Mr. Whitehead held various engineering and supervisory positions with Texaco, Columbia Gas Transmission and Cabot.

2001

Frank A. Pici, age 50

Mr. Pici has served as Executive Vice President and Chief Financial Officer of the Company since September 2001. Mr. Pici has also served as Vice President and Chief Financial Officer and as a director of Penn Virginia Resource GP, LLC since September 2001 and October 2002. From 1996 to 2001, Mr. Pici served as Vice President—Finance and Chief Financial Officer of Mariner Energy, Inc. (“Mariner”), a Houston, Texas-based oil and gas exploration and production company, where he managed all financial aspects of Mariner, including accounting, tax, finance, banking, investor relations, planning and budgeting and information technology. Prior to 1996, Mr. Pici served in various positions at Cabot, including as Corporate Controller from 1994 to 1996, Director, Internal Audit from 1992 to 1994 and Region Accounting Manager from 1989 to 1992. Mr. Pici served as Controller for Doran & Associates, Inc., an oil and gas exploration and production company, from 1984 to 1989.

2001
Keith D. Horton (see page six)	1981

Nancy M. Snyder, age 53

Ms. Snyder has served as Senior Vice President of the Company since February 2003, as Vice President from December 2000 to February 2003 and as General Counsel and Corporate Secretary of the Company since 1997. Ms. Snyder has also served as Vice President and General Counsel and as a director of Penn Virginia Resource GP, LLC since July 2001. From 1993 to 1997, Ms. Snyder was a solo practitioner representing clients generally in connection with mergers and acquisitions and general corporate matters. From 1990 to 1993, Ms. Snyder served as general counsel to Nan Duskin, Inc. and its affiliated companies, which were in the businesses of womens’ retail fashion and real estate. From 1983 to 1989, Ms. Snyder was an associate at the law firm of Duane Morris LLP, where she practiced securities, banking and general corporate law.

1997

Age, Position with the Company, Business Experience	Officer of the Company Since

Ronald K. Page, age 55

Mr. Page has served as Vice President since May 2005 and as Vice President, Corporate Development from July 2003 to May 2005. Mr. Page has also served as Vice President, Corporate Development of Penn Virginia Resource GP, LLC since July 2003 and as President of PVR Midstream LLC since January 2005. From January 1998 to May 2003, Mr. Page served in various positions with El Paso Field Services Company, including Vice President of Commercial Operations—Texas Pipelines and Processing, Vice President of Business Development and Director of Business Development. From October 1995 to December 1997, Mr. Page served as Vice President of Business Development of TPC Corporation (formerly Texas Power Corporation). For 17 years prior to 1995, Mr. Page served in various positions at Seagull Energy Corporation, including Vice President of Operations at Seagull’s Enstar Natural Gas Company, Vice President of Pipelines and Marketing and Manager of Engineering.

2003

Summary Compensation Table

The following table sets forth the compensation paid by the Company, during or with respect to each of the years 2005, 2004 and 2003, for services rendered in all capacities to, the CEO and the four other most highly compensated executive officers (collectively, the “Named Executive Officers”) whose compensation exceeded $100,000 in 2005.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation			All Other Compensation ($)	Total Compensation ($) (5)
		Salary ($) (1)	Bonus ($) (1)	Other Annual Compensation ($) (2)	Restricted Stock Awards ($) (3)	Securities Underlying Options (#)	Option Values ($) (4)
A. James Dearlove President and Chief Executive Officer	2005 2004 2003	176,000 (6) 170,000 (9) 165,000 (10)	176,500 (6) 110,000 (9) 62,500 (10)	10,400 8,716 6,296	119,000 (7) (7) (7)	11,900 24,000 40,000	145,894 146,400 207,600	14,148 (8) 16,291 (8) 8,763 (8)	641,942 451,407 450,159

H. Baird Whitehead Executive Vice President	2005 2004 2003	289,000 279,000 270,000	230,000 120,000 80,000	20,800 20,200 18,000	200,000	10,000 30,000 24,000	122,600 183,000 124,560	14,148 (11) 15,483 (11) 8,716 (11)	876,548 617,683 501,276

Frank A. Pici Executive Vice President and Chief Financial Officer	2005 2004 2003	121,500 (6) 116,500 (9) 113,000 (10)	97,500 (6) 70,000 (9) 40,000 (10)	8,000 6,228 5,122	140,000 (7) (7) (7)	7,000 16,000 16,000	85,820 97,600 83,040	13,140 (12) 15,085 (12) 9,214 (12)	465,960 305,413 250,376

Keith D. Horton Executive Vice President	2005 2004 2003	(6) 24,200 (9) 23,500 (10)	(6) 14,000 (9) 8,000 (10)	1,570 1,354	(7) (7) (7)	6,000 8,000	36,600 41,520	13,428 (13) 15,423 (13) 9,931 (13)	13,428 91,793 84,305

Nancy M. Snyder Senior Vice President, General Counsel and Corporate Secretary	2005 2004 2003	105,000 (6) 100,000 (9) 96,250 (10)	84,000 (6) 60,000 (9) 40,000 (10)	6,468 4,966 5,109	(7) (7) (7)	12,000 16,000 16,000	147,120 97,600 83,040	13,428 (14) 15,190 (14) 9,296 (14)	356,016 277,756 233,695

(1)	In addition to rendering services to the Company, Messrs. Dearlove and Pici and Ms. Snyder each devoted approximately 50% of his or her professional time, and during 2003 and 2004, Mr. Horton devoted approximately 90% of his professional time, rendering services to the General Partner, an indirectly wholly owned subsidiary of the Company, which is the general partner of the Partnership, a master limited partnership whose common units are traded on the New York Stock Exchange. See “Certain Relationships and Related Transactions—Shared Management and Administrative Services.” The amounts in the Summary Compensation Table do not reflect compensation paid to Messrs. Dearlove, Pici and Horton and Ms. Snyder for services rendered to the General Partner. For administrative purposes, the Company paid directly to these shared executives all amounts of cash compensation owed to them for services rendered to the General Partner, and the General Partner then reimbursed these amounts to the Company.
(2)	Represents amounts paid by the Company for automobile allowances and executive health exams. The Company also paid directly, and was reimbursed by the General Partner for, equal amounts of automobile allowances and executive health exams in each of 2005, 2004 and 2003 for Messrs. Dearlove and Pici and Ms. Snyder, and for $14,400, $14,130 and $12,189 of automobile allowances and executive health exams in 2005, 2004 and 2003 for Mr. Horton.
(3)	One-third of the shares of restricted stock vested on March 3, 2006. Another one-third of these shares will vest on March 3, 2007, and the balance of such shares will vest on March 3, 2008. The holders of shares of restricted stock are entitled to receive any dividends paid on the Common Stock.
(4)	The Black-Scholes model was used to determine the grant date present value of the stock options. The grant date present value per share of the stock options granted in 2005, 2004 and 2003 was $12.26, $6.10 and $5.19.
(5)	Represents the aggregate amount of the “Salary,” “Bonus,” “Other Annual Compensation,” “Restricted Stock Awards,” “Option Values” and “All Other Compensation” columns of the Summary Compensation Table.
(6)	In addition to the amounts reflected in the table, the Company paid directly to Messrs. Dearlove, Pici and Horton and Ms. Snyder, and was reimbursed by the General Partner for, $176,000, $121,500, $225,000 and $105,000 of salary, and $176,500, $97,500, $0 and $84,000 of bonus for services rendered to the General Partner. The General Partner paid directly to Mr. Horton $250,000 of salary and $350,000 of bonus for services rendered to the General Partner in 2005.
(7)	Messrs. Dearlove, Pici and Horton and Ms. Snyder were also directly granted by the General Partner $238,000, $140,000, $242,000 and $120,000 worth of restricted units representing limited partner interests in the Partnership (“Restricted Units”) on March 3, 2005. One-third of these Restricted Units vested on March 3, 2006. Another one-third of these Restricted Units will vest on March 3, 2007 if the Partnership has made all minimum quarterly distributions payable to unitholders as required under its partnership agreement with respect to all quarters through September 30, 2006. The balance of such Restricted Units will vest on March 3, 2008 if the Partnership has made all minimum quarterly distributions payable to unitholders as required under its partnership agreement with respect to all quarters through September 30, 2006. Messrs. Dearlove, Pici and Horton and Ms. Snyder were also directly granted by the General Partner $199,329, $34,970, $139,880 and $34,970 worth of Restricted Units on February 19, 2004 and $35,715, $23,810, $35,715 and $23,810 worth of Restricted Units on February 26, 2003. One-quarter of these Restricted Units vested on November 12, 2004 and another one-quarter of these Restricted Units vested on November 14, 2005. The balance of such Restricted Units will vest on or about November 10, 2006 if the Partnership has made all minimum quarterly distributions payable to unitholders as required under its partnership agreement prior to the time of such vesting. Messrs. Dearlove, Pici and Horton and Ms. Snyder received $32,981, $15,184, $34,612 and $14,478 of distributions paid with respect to Restricted Units in 2005, $25,020, $11,140, $27,600 and $11,140 of such distributions in 2004 and $14,700, $8,770, $19,850 and $8,770 of such distributions in 2003. Restricted Units may not be transferred, and are subject to forfeiture upon termination of employment, until such time as the Restricted Units vest.
(8)

Includes Company contributions to Mr. Dearlove’s deferred compensation account and ESOP account and life insurance premiums of $12,600, $0 and $1,548 for 2005, $12,300, $2,443 and $1,548 for 2004, and $4,000, $3,215 and $1,548 for 2003. The Partnership reimbursed the Company for 50% of the amount attributable to life insurance premiums.

(9)	In addition to the amounts reflected in the table, the Company paid directly to Messrs. Dearlove, Pici and Horton and Ms. Snyder, and was reimbursed by the General Partner for, $170,000, $116,500, $217,800 and $100,000 of salary and $110,000, $70,000, $126,000 and $60,000 of bonus for services rendered to the General Partner.
(10)	In addition to the amounts reflected in the table, the Company paid directly to Messrs. Dearlove, Pici and Horton and Ms. Snyder, and was reimbursed by the General Partner for, $165,000, $113,000, $211,500 and $96,250 of salary and $62,500, $40,000, $72,000 and $40,000 of bonus for services rendered to General Partner.
(11)	Includes Company contributions to Mr. Whitehead’s deferred compensation account and ESOP account and life insurance premiums of $12,600, $0 and $1,548 for 2005, $12,300, $2,355 and $828 for 2004, and $4,000, $3,888 and $828 for 2003.
(12)	Includes Company contributions to Mr. Pici’s deferred compensation account and ESOP account and life insurance premiums of $12,600, $0 and $540 for 2005, $12,300, $2,245 and $540 for 2004, and $4,000, $4,674 and $540 for 2003. The General Partner reimbursed the Company for 50% of the amount attributable to life insurance premiums.
(13)	Includes Company contributions to Mr. Horton’s deferred compensation account and ESOP account and life insurance premiums of $12,600, $0 and $828 for 2005, $12,300, $2,295 and $828 for 2004, and $4,000, $5,103 and $828 for 2003. The General Partner reimbursed the Company for 100% of the amount attributable to life insurance premiums in 2005 and 90% of the amount attributable to life insurance premiums in 2004 and 2003.
(14)	Includes Company contributions to Ms. Snyder’s deferred compensation account and ESOP account and life insurance premiums of $12,600, $0 and $828 for 2005, $12,300 $2,062 and $828 for 2004, and $4,000, $4,468 and $828 for 2003. The General Partner reimbursed the Company for 50% of the amount attributable to life insurance premiums.

The following two tables set forth certain information regarding options granted and exercised under the Company’s Amended 1999 Employee Stock Incentive Plan, 1994 Stock Option Plan and Third Amended and Restated 1995 Directors’ Stock Compensation Plan during 2005 by each of the Named Executive Officers.

Individual Option Grants in Fiscal Year 2005

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in 2005 (1)	Exercise Price ($/sh)	Expiration Date	Grant Date Present Value (2) ($/sh)
A. James Dearlove	11,900	10.38	49.09	Mar. 3, 2015	12.26
H. Baird Whitehead	10,000	8.72	49.09	Mar. 3, 2015	12.26
Frank A. Pici	7,000	6.10	49.09	Mar. 3, 2015	12.26
Keith D. Horton	0	N/A	N/A	N/A	N/A
Nancy M. Snyder	12,000	10.46	49.09	Mar. 3, 2015	12.26

(1)	Options to purchase a total of 114,650 shares of Common Stock were granted to employees during the Company’s fiscal year ended December 31, 2005. One third of these options will vest on each of the first, second and third anniversaries of their respective grant dates.
(2)	The Black-Scholes model was used to determine the grant date present value of the stock options. This method requires the use of certain assumptions that affect the value of the options. The assumptions used in this model are the volatility of the Company’s stock price, an estimate of the risk-free interest rate and expected dividend yield. For purposes of this model, a 26.4% volatility factor, a 4.04% risk-free interest rate and a 0.9% expected dividend rate were used. No adjustments were made for non-transferability or for risk of forfeiture of the stock options. This model assumes all of the options are exercised by the fourth year. There is no assurance that these assumptions will prove true in the future. The actual value of the options depends on the market price of the Common Stock at the date of exercise, which may vary from the theoretical value indicated in the table.

Aggregated Option Exercises in Fiscal Year 2005 and Fiscal Year End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money-Options at Fiscal Year-End (1) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
A. James Dearlove	31,600	1,190,233	101,967	15,933	3,711,543	300,166
H. Baird Whitehead	6,000	204,319	71,333	16,667	2,478,240	348,200
Frank A. Pici	0	0	86,200	10,000	3,295,090	194,940
Keith D. Horton	11,000	371,024	17,000	2,000	632,250	58,560
Nancy M. Snyder	5,000	184,041	47,867	13,333	1,635,540	222,640

(1)	Values are calculated by multiplying the amount by which the market value per share of the Company’s Common Stock exceeded the option exercise price per share at December 30, 2005 by the number of shares underlying the option.

The following table sets forth certain information as of December 31, 2005 regarding the options outstanding and securities issued and to be issued under the Company’s equity compensation plans approved by the Company’s shareholders. The Company does not have any equity compensation plans which were not approved by the Company’s shareholders.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	621,631	$25.84	635,335
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Supplemental Employee Retirement Plan

The Company maintains a Supplemental Employee Retirement Plan (the “SERP”) that allows certain employees, including its executive officers, to defer receipt of their salary and annual cash bonuses. Participants may defer up to 100% of their salary, net of their salary deferral under the Company’s 401(k) Plan, and 100% of their annual cash bonuses. All deferrals are credited to an account maintained by the Company and are invested by the Company, at the employee’s election, in Common Stock or in certain mutual funds made available by the Company and selected by the employee. Participants are fully vested at all times in all amounts credited to their accounts. Amounts held in a participant’s account will be distributed to the participant on the earlier of the date on which such participant’s employment terminates or a change of control of the Company. The Company is not required to make any contributions to the SERP. Since the establishment of the SERP in 1996, the Company has contributed an aggregate of $27,308 to the SERP in connection with offers of employment to certain executives. The Company has not made any contributions to the SERP since 2002.

The Company has established a rabbi trust to fund the benefits payable under the SERP. Other than the $27,308 of Company contributions described above, the assets of the rabbi trust consist of the cash amounts deferred by executive officers and other employees under the SERP and the securities in which those amounts have been invested. Assets held in the rabbi trust are designated for the payment of benefits under the SERP and are not available for the Company’s general use. However, the assets held in the rabbi trust are subject to the claims of the Company’s general creditors, and SERP participants may not be paid in the event of the Company’s insolvency.

Company Change-in-Control Arrangements

On February 28, 2006, the Company entered into an Executive Change of Control Severance Agreement (a “Company Severance Agreement”) with Messrs. Dearlove, Pici and Whitehead and Ms. Snyder containing the terms and conditions described below. The Company Severance Agreement of each of these Named Executive Officers replaced a prior Change of Control Severance Agreement dated May 7, 2002.

Term.    Each Company Severance Agreement has a two-year term which is automatically extended for consecutive one-day periods until terminated by notice from the Company. If such notice is given, the Company Severance Agreement will terminate two years after the date of such notice.

Triggering Events.    Each Company Severance Agreement provides severance benefits to the Named Executive Officer upon the occurrence of two events (the “Triggering Events”). Specifically, if a change of control of the Company occurs and, within two years after the date of such change of control, either (a) the Named Executive Officer’s employment is terminated for any reason other than for cause or the Named Executive Officer’s inability to perform his or her duties for at least 180 days due to mental or physical impairment or (b) the Named Executive Officer terminates his or her employment due to a reduction in his or her authority, duties, title, status or responsibility, a reduction in his or her base salary, a discontinuation of a material incentive compensation plan in which he or she participated, the Company’s failure to obtain an agreement from its successor to assume his or her Severance Agreement or the relocation by more than 100 miles of the Company’s office at which he or she was working at the time of the change of control, then the Named Executive Officer may elect to receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits.    Upon the occurrence of the Triggering Events, the Named Executive Officer may elect to receive a lump sum, in cash, of an amount equal to three times the sum of the Named Executive Officer’s annual base salary plus the highest cash bonus paid to him or her during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase Common Stock then held by the Named Executive Officer will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all restricted shares of Common Stock (“Restricted Stock”) and all Restricted Units then held by the Named Executive Officer will immediately vest and all restrictions will lapse. The Company will also provide certain health and dental benefit related payments to the Named Executive Officer as well as certain outplacement services.

Excise Taxes.    If the Company’s independent registered public accountants determine that any payments to be made or benefits to be provided to the Named Executive Officer under his or her Company Severance Agreement would result in him or her being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him or her from being subject to such excise tax.

General Partner Change-in-Control Arrangements

On March 9, 2006, the General Partner entered into an Executive Change of Control Severance Agreement (the “General Partner Severance Agreement”) with Mr. Horton containing the terms and conditions described below.

Term.    The General Partner Severance Agreement has a two-year term which is automatically extended for consecutive one-day periods until terminated by notice from the General Partner. If such notice is given, the General Partner Severance Agreement will terminate two years after the date of such notice.

Triggering Events.    The General Partner Severance Agreement provides severance benefits to Mr. Horton upon the occurrence of two events (the “GP Triggering Events”). Specifically, if a change of control of the General Partner occurs and, within two years after the date of such change of control, either (a) Mr. Horton’s employment is terminated for any reason other than for cause or Mr. Horton’s inability to perform his duties for at least 180 days due to mental or physical impairment or (b) Mr. Horton terminates his employment due to a reduction in his authority, duties, title, status or responsibility, a reduction in his base salary, a discontinuation of a material incentive compensation plan in which he participated, the General Partner’s failure to obtain an agreement from its successor to assume his General Partner Severance Agreement or the relocation by more than 100 miles of the General Partner’s office at which he was working at the time of the change of control, then Mr. Horton may elect to receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits.    Upon the occurrence of the GP Triggering Events, Mr. Horton may elect to receive a lump sum, in cash, of an amount equal to three times the sum of his annual base salary plus the highest cash bonus paid to him during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase Common Stock then held by Mr. Horton will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all Restricted Stock and all Restricted Units then held by Mr. Horton will immediately vest and all restrictions will lapse. The General Partner will also provide certain health and dental benefit related payments to Mr. Horton as well as certain outplacement services. The General Partner will not be entitled to reimbursement from the Partnership for any of the change of control severance payments or other benefits described in this paragraph.

Excise Taxes.    If the General Partner’s independent registered public accountants determine that any payments to be made or benefits to be provided to Mr. Horton under his General Partner Severance Agreement would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him from being subject to such excise tax.

Change-in-Location Arrangement

As part of her employment arrangements in 1997, the Company agreed that, in the event of the relocation of the Company’s executive offices by more than 50 miles, Ms. Snyder would receive an amount equal to her then current annual salary if her employment ceased for any reason as a result of such relocation.

Compensation Committee Interlocks and Insider Participation

During 2005, Messrs. Cloues, Garrett and Wright served on the Compensation and Benefits Committee. None of these members is a former or current officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404—Certain Relationships and Related Transactions of Regulation S-K. In 2005, none of the executive officers of the Company served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation and Benefits Committee.

COMPENSATION AND BENEFITS COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Under the rules established by the SEC, the Company is required to provide certain information about the compensation and benefits of the Company’s executive officers, including the CEO and the other Named Executive Officers. The disclosure requirements for these officers include the use of specified tables and a report of the Company’s Compensation and Benefits Committee (the “Committee”) reviewing the factors that resulted in compensation decisions affecting these officers and the Company’s other executive officers. The Committee is furnishing the following report in fulfillment of the SEC’s requirements.

General Compensation Philosophy

Overview.    The Committee is guided by the following principles in determining the compensation of the Company’s senior executives:

•	Executive compensation should be industry competitive so that the Company can attract, retain and motivate talented executives.

•	Executives should be accountable for the Company’s performance as well as their own individual performance, so compensation should be tied to both Company financial measures and individual performance measures.

•	Executive compensation should balance and align the short and long-term needs and interests of the Company’s executives with those of its shareholders, so executive compensation packages should include a mix of cash and equity-based compensation.

Committee Process.    Since three of the five Named Executive Officers are also executives of, and spend a significant amount of their time providing services to, the General Partner (“Shared Executives”), and one of the Named Executive Officers spends substantially all of his time providing services to the General Partner, the Committee works with the Compensation and Benefits Committee of the General Partner (the “General Partner Committee”) in determining executive compensation for these individuals as well as any other executive officers who devote a significant or substantially all of their time to the General Partner. Like the Committee, the General Partner Committee is comprised entirely of independent directors. The Committee also reviews and discusses with the CEO his evaluation of the performance of the other Named Executive Officers prior to determining their compensation. In 2004, the Committee and the General Partner Committee (together, the “Committees”) engaged an independent consultant (the “Consultant”) to assist the Committees in a general review of the compensation packages for the Company’s executive officerss. The Consultant used three peer groups (the “2004 Peer Groups”) to benchmark the compensation of the Company’s five most highly compensated executives—the Company’s proxy peers, a second general industry group derived from the Consultant’s data base and comprised of companies with 2004 revenues comparable to the Company’s 2004 revenues and a third general energy industry group with Company comparable 2004 revenues, which was derived from the data base of a second independent compensation consulting firm. Using the information obtained from the Consultant, and given its belief that executives should have the opportunity to earn industry competitive compensation, in February 2005, the Committee decided to target each component of executive compensation at approximately the 50th percentile of the 2004 Peer Groups and established the framework described below to determine the actual amounts of such components. The Committee continued to use this framework to set executive salaries for 2006 and cash bonuses and long-term incentive awards payable with respect to 2005 even though the Company’s 2004 revenues were an important factor in establishing the framework and those revenues increased substantially in 2005.

Compensation Framework

Following is a description of the framework (the “Framework”) the Committee uses to determine executive compensation:

•	Base Salary—since the Consultant had found the base salaries of the Company’s executives other than the Chief Executive Officer to be industry competitive, the Committee generally increases base salaries by an amount intended to accommodate an increase in the cost of living.

•	Annual Cash Bonus—the Committee generally targets annual cash bonus awards at an amount equal to 50% of base salary, which the Committee had determined, based on the Consultant’s 2004 Peer Group information, results in an industry competitive bonus award. However, given the importance of executive accountability for Company and individual performance, the Committee recognizes that this percentile could be higher, reflecting a reward for exceptional Company or individual performance, or lower, reflecting Company or individual underperformance. To measure specific performance, the Committee uses both quantitative Company performance measures, including the increase in “net asset value per share” (as defined under “Compensation of the Chief Executive Officer”) and the increase in distributable cash flow per Partnership unit, as well as quantitative and qualitative individual measures of achievement and contribution to the Company or the Partnership. The weight given any one measure and the mix of measures included in determining cash bonus amounts vary among executives depending on their positions and principal areas of responsibility.

•	Long-Term Incentive Awards—the Committee generally targets long-term incentive awards at an amount equal to 100% of base salary, which the Committee had determined, based on the Consultant’s 2004 Peer Group information, results in an industry competitive long-term incentive award. As with cash bonus awards, the Committee recognizes that this percentile could be higher or lower depending on actual Company or individual performance. The Committee uses the same performance measures to determine long-term incentive awards as it uses to determine annual cash bonuses.

Compensation of Executive Officers Other Than the Chief Executive Officer

Following is a description of the compensation paid to the Named Executive Officers other than the CEO in or with respect to 2005 as well as base salaries to be paid to those individuals in 2006.

Base Salary.    Base salaries paid during 2005 were increased from approximately 3.3% to 5.0% over those paid in 2004 generally to accommodate an increase in the cost of living. Base salaries to be paid in 2006 were also increased from approximately 3.8% to 4.8% over those paid in 2005, generally to accommodate an increase in the cost of living.

Annual Cash Bonus.    Consistent with the Framework, the Committee targeted cash bonuses at 50% of base salary for the Named Executive Officers other than the CEO, and then determined actual amounts paid based on the measures described above under “Compensation Framework—Annual Cash Bonus.” Cash bonuses paid to the Named Executive Officers other than the CEO with respect to 2005 were approximately 80% of 2005 base salary. These percentages, all of which were higher than 50%, reflected, among other factors, the strong financial and operating performances of the Company and the Partnership in 2005.

Long-Term Incentive Awards.    Based upon the Framework, the Committee targeted long-term incentive awards at 100% of base salary for the Named Executive Officers other than the CEO, and then determined actual amounts paid based on the same measures used to determine the annual cash bonus. Long-term incentive awards are expressed in dollar values and are paid in the form of stock options, restricted stock and restricted Partnership units. The actual numbers of shares of restricted stock and restricted Partnership units awarded are determined on the basis of the fair market value of the Company’s common stock and the Partnership’s common units on the date of grant. The actual number of stock options awarded is determined on the basis of the value of the options on the date of grant using the Black-Scholes model. The Shared Executives had their long-term incentive award split on a 50/50 basis between stock options or restricted stock of the Company, on the one hand, and restricted Partnership units, on the other hand. Executives whose services are rendered wholly or predominantly to either the Company or the General Partner may receive only options and restricted stock or restricted Partnership units. Executives were given the opportunity to elect with respect to Company awards whether to receive those awards in stock options, restricted stock or a combination of both. Long-term compensation awarded to the Named Executive Officers other than the CEO with respect to 2005 performance had dollar values ranging from 140% to 145% of 2005 base salary. These percentages, all of which were higher than 100%, reflected, among other factors, the strong financial and operating performances of the Company and the Partnership in 2005.

•	Stock Options—Stock options granted in 2006 vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options have an exercise price equal to, and are valued based on, the fair market value of the Company’s common stock on the grant date.

•	Restricted Stock and Restricted Units—Restricted stock and restricted units granted in 2006 vest over a three-year period with one third of each award vesting on each anniversary of the grant date. Restricted stock is valued based on the market price of the Company’s common stock on the grant date. Restricted units are valued based on the market price of the Partnership’s common units on the grant date.

Other.    Executive officers also received car allowances during 2005, as reflected in the Summary Compensation Table.

Compensation of the Chief Executive Officer

The Committee or its Chairperson meets annually with the General Partner Committee or its Chairperson to evaluate the performance of the CEO. The Committee determines the CEO’s compensation based, in part, on the results of those evaluations.

Base Salary.    In 2004, the Consultant had found that Mr. Dearlove’s 2004 base salary was significantly below that of CEOs at the 50th percentile of the 2004 Peer Groups. In spite of that finding, the Committee followed the Framework and approved for Mr. Dearlove only a 3.5% salary increase in February 2005, effective January 1, 2005, and a 4.0% salary increase in February 2006, effective January 1, 2006. Mr. Dearlove’s salary, therefore, is most likely not industry competitive; however, the Committee also awarded Mr. Dearlove an annual cash bonus and long-term incentive compensation in amounts that the Committee determined made his total compensation package more industry competitive and reflected his and the Company’s strong 2005 performance.

Annual Cash Bonus and Long-Term Incentive Awards.    In February 2006, the Committee awarded to Mr. Dearlove for his 2005 performance a cash bonus of $353,000, or 100% of his 2005 base salary, and long-term incentive awards of stock options, restricted stock and restricted Partnership units worth a total of $582,000, or 165% of his 2005 base salary. The Committee determined that these amounts, when combined with base salary, comprised an industry competitive compensation package and appropriately reflected Company and individual performance in 2005 based on the following measures:

•	Growth in the Company’s “net asset value per share” and growth in the Partnership’s distributable cash flow per unit from December 31, 2004 to December 31, 2005. “Net asset value per share,” as computed by the Company, is equal to (x) the value of the Company’s proved oil and gas reserves and other assets (principally, the market value of the Partnership’s units owned by the Company) less (y) the Company’s debt not related to the Partnership divided by (y) the total number of shares of the Company’s common stock issued and outstanding.

•	The Company’s and the Partnership’s 2005 record revenues and operating cash flows.

•	The Company’s 2005 record oil and gas reserve growth and production despite the effects of hurricanes.

•	Mr. Dearlove’s vision and leadership in connection with approximately $306 million of Partnership acquisitions resulting in the expansion of the Partnership into the natural gas midstream business and the addition of approximately 162 million tons of coal reserves.

•	Mr. Dearlove’s role in the appointment and continued development of management and other key employees of the Company and the General Partner who will facilitate the Company’s and the Partnership’s future growth.

•	Mr. Dearlove’s oversight of key employees responsible for compliance with all regulatory requirements.

Mr. Dearlove also received a car allowance during 2005, as reflected in the Summary Compensation Table.

Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to publicly held companies for “non-performance based” compensation of more than $1 million paid to a company’s chief executive officer or any executive officer named in its Summary Compensation Table. The Company believes that Section 162(m) will not have any effect on the deductibility of the compensation of the CEO or the other Named Executive Officers for 2005.

Compensation and Benefits Committee

Edward B. Cloues, II (Chairperson)

Robert Garrett

Gary K. Wright

PERFORMANCE GRAPH

The following graph compares the Company’s five-year cumulative total shareholder return (assuming reinvestment of dividends) with the cumulative total return of the Standard & Poor’s Oil and Gas Exploration & Production 600 Index and the Standard & Poor’s SmallCap 600 Index. There are nine companies in the Standard & Poor’s Oil and Gas Exploration & Production 600 Index: Cabot Oil & Gas Corporation, Cimarex Energy Co., Penn Virginia Corporation, Petroleum Development Corporation, Remington Oil & Gas Corporation, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company and Vintage Petroleum, Inc. The graph assumes $100 is invested on January 1, 2001 in Penn Virginia Corporation and each index at December 31, 2000 closing prices.

Comparison of Five-Year Cumulative Total Return

Penn Virginia Corporation, S&P Exploration & Production 600 Index and

S&P SmallCap 600 Index

	2000	2001	2002	2003	2004	2005
Penn Virginia Corporation	100	105.52	115.39	180.41	266.52	380.52
S&P Smallcap 600 Index	100	106.54	90.95	126.23	154.82	166.71
S&P Oil & Gas Exploration & Production 600 Index	100	85.17	89.60	124.41	189.55	317.27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with the Partnership

Quarterly Cash Distributions by the Partnership.    As of March 6, 2006, the Company indirectly holds the sole 2% general partnership interest in the Partnership, as well as 3,824,940 subordinated units and 3,894,484 common units representing, in the aggregate, a 37.3% limited partner interest in the Partnership. The Company is entitled to distributions on the Company’s general partner and limited partner interests in the Partnership. In 2005, the Partnership made cash distributions of $2.4825 per common and subordinated unit. On January 24, 2006, the Partnership increased its quarterly distribution to $0.70 per unit for the first quarterly distribution to be paid in 2006. In general, the Partnership pays quarterly cash distributions in the following manner:

•	first, 98% to the common units and 2% to the General Partner, until each common unit has received a quarterly cash distribution of $0.55 plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. The minimum quarterly distribution is $0.50;

•	second, 98% to the subordinated units and 2% to the General Partner, until each subordinated unit has received a quarterly cash distribution of $0.55; and

•	thereafter, in the manner described in “Incentive Distribution Rights” below.

Incentive Distribution Rights.    The Company is also entitled to distributions payable with respect to incentive distribution rights. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.

If for any quarter:

•	the Partnership has distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	the Partnership has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, the Partnership will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to the General Partner, until each unitholder has received a total of $0.55 per unit for that quarter;

•	Second, 85% to all unitholders, and 15% to the General Partner, until each unitholder has received a total of $0.65 per unit for that quarter;

•	Third, 75% to all unitholders, and 25% to the General Partner, until each unitholder has received a total of $0.75 per unit for that quarter; and

•	Thereafter, 50% to all unitholders and 50% to the General Partner.

In 2005, the Company received total distributions, including incentive distributions, of $21.2 million.

Shared Management and Administrative Services.    The Company provides administrative services to the General Partner and shares management and administrative personnel with the General Partner who operate both the Company’s business and the business of the Partnership. As a result, certain of the Named Executive Officers as well as other Company personnel allocate the time they spend on behalf of the Company and on behalf of the Partnership. Based on those allocations, the Partnership reimburses the General Partner for its proportionate share of compensation and benefit expenses of employees and officers as well as other administrative and overhead expenses incurred by the General Partner in connection with services rendered to the Partnership. In 2005, the total amount of such reimbursements was approximately $2.6 million.

Omnibus Agreement.    The Company, the General Partner, the Partnership and Penn Virginia Operating Co., LLC, a wholly owned subsidiary of the Partnership, are parties to an Omnibus Agreement (the “Omnibus Agreement”) that governs potential competition among them.

Under the Omnibus Agreement, the Company is not permitted to engage in the businesses of: (i) owning, mining, processing, marketing or transporting coal, (ii) owning, acquiring or leasing coal reserves or (iii) growing, harvesting or selling timber, unless it first offers the Partnership the opportunity to acquire these businesses or assets and the board of directors of the General Partner, with the concurrence of its Conflicts Committee, elects to cause the Partnership not to pursue such opportunity or acquisition. In addition, the Company will be able to purchase any business which includes the purchase of coal reserves, timber or infrastructure relating to the production or transportation of coal if the majority value of such business is not derived from owning, mining, processing, marketing or transporting coal or growing, harvesting or selling timber. If the Company makes any such acquisition, it must offer the Partnership the opportunity to purchase the coal reserves, timber or related infrastructure following the acquisition and the Conflicts Committee will determine whether the Partnership should pursue the opportunity. The restriction will terminate upon a change in control of the Company or the General Partner.

The Omnibus Agreement also provides that the Company will indemnify the Partnership for all tax liabilities attributable to the operation of the Partnership’s assets prior to the closing of the Partnership’s initial public offering in October 2001.

Relationship with PNC Bank

PNC Bank, National Association (“PNC”) is a lender and the agent under the Partnership’s Amended and Restated Credit Agreement dated as March 3, 2005, as amended (the “PVR Revolver”). PNC, together with its affiliates, beneficially owns more than 5% of the Company’s outstanding shares of Common Stock. The PVR Revolver provides for aggregate commitments of $300 million, of which PNC’s commitment is $33.0 million. As of December 31, 2005, the aggregate principal amount outstanding under the PVR Revolver was $172 million, of which approximately $18.9 million was owed to PNC. In 2005, the Partnership paid PNC approximately $0.7 million in interest and $1.2 million in fees in connection with the PVR Revolver.

MISCELLANEOUS

Independent Registered Public Accountants

The Audit Committee has not yet considered whether to retain KPMG as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2006. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Audit Fees.    In connection with the audits of our financial statements and internal control over financial reporting (“ICFR”) for 2005, the Company entered into an agreement with KPMG which sets forth the terms by which KPMG will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures, an exclusion of the right to collect punitive damages and various other provisions. The following table shows fees for professional audit services rendered by KPMG for the audits of the Company’s and the Partnership’s annual financial statements for 2005 and 2004, the audits of the Company’s and the Partnership’s ICFR and fees billed for other services rendered by KPMG.

	2005	2004
Audit Fees (1)	$1,284,900	$1,121,400
Audit-Related Fees (2)	10,000	19,200
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,294,900	$1,140,600

(1)	Audit fees consist of fees for the audits of the Company’s and the General Partner’s financial statements, the audit of the Company’s and the Partnership’s ICFR, consents for registration statements and comfort letters. Also included in audit fees are reimbursements of travel-related expenses. Audit fees include fees related to the Partnership of $655,300 and $434,800 for the years ended December 31, 2005 and 2004. The Partnership reimbursed the Company for these amounts.
(2)	Audit-related fees in 2005 and 2004 included $10,000 pertaining to debt compliance letters issued by KPMG for the Company’s credit facility and the Partnership’s senior notes. The Partnership’s fees were $5,000 and it reimbursed the Company for this amount. In 2004, we paid additional audit-related fees of $9,200 pertaining to accounting consultations related to acquisitions by the Partnership. The Partnership reimbursed this amount to the Company. There were no such fees in 2005.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accountants are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting.

Other Matters

The Board of Directors knows of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

Shareholder Proposals

Any shareholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company’s proxy statement for its 2007 annual meeting of shareholders must deliver such proposal in writing to the Company’s Secretary at the Company’s principal executive offices in Radnor, Pennsylvania, not later than December 4, 2006.

The Company’s Bylaws require that to have a proposal voted upon at the 2007 Annual Meeting, including a proposal relating to nominations for and elections of directors for consideration by the Nominating and Governance Committee, the proposing shareholder must have delivered in writing to the Company (a) notice of such proposal by not later than February 1, 2007 or earlier than November 3, 2006, (b) if the proposal relates to a change to the Company’s Articles of Incorporation or Bylaws, the text of any such change and an opinion of counsel to the effect that neither the Articles of Incorporation nor Bylaws resulting from such proposal would be in conflict with Virginia law, (c) evidence of such shareholder’s status as such and of the number of shares beneficially owned by such shareholder and (d) a list of the names and addresses of any other beneficial owners with whom such shareholder is acting in concert and the number of shares owned by them. In addition, a written proposal of nomination for a director must set forth (a) the name and address of the shareholder who intends to make the nomination, (b) with respect to each proposed nominee, all information that would be required to be provided in a proxy statement prepared in accordance with SEC Regulation 14A and (c) a notarized affidavit executed by each proposed nominee to the effect that, if elected as a member of the Board, such proposed nominee will serve and is eligible for such election. Only candidates nominated by shareholders for election as a member of the Board in accordance with the Bylaw provisions summarized herein will be eligible to be considered by the Nominating and Governance Committee for nomination for election as a member of the Board at such meeting of shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of shareholders. Any shareholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Secretary.

Annual Report and Form 10-K

The Company is sending a copy of its 2005 Annual Report to shareholders along with the proxy materials, but such Annual Report is not part of the proxy materials. The Annual Report contains a copy of the Company’s Annual Report on Form 10-K (without exhibits) as filed with the SEC.

By Order of the Board of Directors

Nancy M. Snyder
Corporate Secretary

April 3, 2006

ANNUAL MEETING OF SHAREHOLDERS OF

PENN VIRGINIA CORPORATION

May 2, 2006

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
- OR -

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.	ACCOUNT NUMBER

¯	Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.	¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	O Joe N. Averett, Jr. O Edward B. Cloues, II O A. James Dearlove
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Robert Garrett O Keith D. Horton O Steven W. Krablin
☐	FOR ALL EXCEPT (See instructions below)	O Merrill A. Miller, Jr. O Marsha R. Perelman O Philippe van Marcke de Lummen O Gary K. Wright

INSTRUCTION: Towithhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

PENN VIRGINIA CORPORATION

May 2, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯	Please detach along perforated line and mail in the envelope provided.	¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	O Joe N. Averett, Jr. O Edward B. Cloues, II O A. James Dearlove
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Robert Garrett O Keith D. Horton O Steven W. Krablin
☐	FOR ALL EXCEPT (See instructions below)	O Merrill A. Miller, Jr. O Marsha R. Perelman O Philippe van Marcke de Lummen O Gary K. Wright

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

PENN VIRGINIA CORPORATION

Three Radnor Corporate Center

Suite 300, 100 Matsonford Road

Radnor, Pennsylvania 19087

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints A. James Dearlove and Frank A. Pici as Proxies, and each or either of them, with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Penn Virginia Corporation held of record by the undersigned on March 6, 2006, at the Annual Meeting of Shareholders to be held on May 2, 2006, or at any adjournment thereof.

(To be Completed and Signed on Reverse Side.)